Exhibit 2.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors

Pioneer Drilling Company

As independent auditors, we hereby consent to the inclusion of our report dated January 21, 2005 on the financial statements of Allen Drilling Company as of and for the years ended September 30, 2004 and 2003 in this Current Report on Form 8-K/A of Pioneer Drilling Company.

Kennedy and Coe, LLC

February 18, 2005